KLA-Tencor Appoints Ana G. Pinczuk to Board of Directors
MILPITAS, Calif., July 30, 2018 - KLA-Tencor Corp. (NASDAQ: KLAC) today announced the appointment of Ana G. Pinczuk to its Board of Directors.
Ms. Pinczuk, 55, was most recently President and General Manager for HPE Pointnext, HPE’s $7B+ services organization, where she led a global organization of 25,000 IT experts delivering professional and operational services to HPE customers worldwide.
“We’re excited that Ana Pinczuk has joined our Board,” commented Edward W. (Ned) Barnholt, Chairman of the Board of KLA-Tencor. “Ana is an accomplished technology executive with demonstrated success leading industry transformation, enabled through world-class technology and business model execution for large-scale global enterprises. She has broad experience across a number of technology industries, including mobile, IP networking, software, data storage and security. We believe Ana’s expertise and guidance will be a tremendous resource to KLA-Tencor’s growing services business. We look forward to working closely with Ana and benefitting from her insight and guidance as KLA-Tencor executes its strategies for growth,” continued Mr. Barnholt.
Prior to HPE Pointnext, Ana was Executive Vice President and Chief Product Officer of Veritas Technologies, LLC, where she led the company's multi-billion dollar product portfolio, and held a number of positions during her 15-year tenure at Cisco Systems, Inc., where she drove the transformation of Cisco's services business and grew the cloud, software, IoE and professional services sectors, before moving to Senior Vice President of Sales.
Ana serves on the board of the Carnegie Mellon's Engineering School and is a member of the Cornell University Computer and Information Sciences advisory board. She has also been named a 2016 Woman of Influence by the Silicon Valley Business Journal. She holds a bachelor of science and a master of engineering degree in mechanical engineering from Cornell University, a master of technology management degree from the University of Pennsylvania Wharton School, and a master of science degree in software management from Carnegie Mellon University.
About KLA-Tencor
KLA-Tencor Corporation, a leading provider of process control and yield management solutions, partners with customers around the world to develop state-of-the-art inspection and metrology technologies. These technologies serve the semiconductor and other related nanoelectronics industries. With a portfolio of industry-standard products and a team of world-class engineers and scientists, the company has created superior solutions for its customers for more than 40 years. Headquartered in Milpitas, Calif., KLA-Tencor has dedicated customer operations and service centers around the world. Additional information may be found at http://www.kla-tencor.com. (KLAC-F)